Exhibit 99.1
Talking Points for Employee Conference Call
February 7, 2007
•	Good evening, this is Hugh Sawyer the President and CEO of Allied Holdings.

•	Thanks for joining me on tonight’s call.

•	The employees of Allied Holdings and its subsidiaries and Union leaders are the only ones who should be on this call. All others should disconnect now.

•	The U.S. Teamster bargaining committee is already familiar with the information I’ll be sharing with you on tonight’s call. But, I wanted to update you personally about where we are in the Chapter 11 bankruptcy process and in our negotiations with the U.S. Teamsters.

•	By now, you have probably heard that Allied filed a motion to reject the Collective Bargaining Agreement (or “CBA”) with the U.S. Teamsters.

•	I know you may have a lot of questions about this motion.

•	Let’s start at the beginning of the Chapter 11 process. When Allied filed for bankruptcy, we said that a number of factors compelled the Company to file for reorganization, including: i) sharp decreases in vehicle production by our largest customers, ii) rising fuel costs, iii) historically high debt levels and iv) ongoing wage and benefit cost increases in the CBA of our U.S. Teamsters.

•	At the time Allied filed for bankruptcy, we said that Chapter 11 gave companies an opportunity to fix their problems. Chapter 11 is a judicially supervised recovery process governed by the protection of the Federal Bankruptcy Code of the United States.

•	In order for bankruptcy to work well, all parties must come to the table and do what is needed to help the Company emerge from bankruptcy.

•	We have stated from the beginning of our Chapter 11 that in order to survive we would need to accomplish some key tasks: i) lower the Company’s overall debt burden, ii) increase pricing at certain customers, and iii) reduce the costs related to the CBA with our employees represented by the Teamsters in the U.S.

•	We said that, if we could accomplish those objectives, Allied could emerge successfully from bankruptcy as a stronger and more financially secure Company.

•	So, where do we stand today? Progress has been made and, on balance, we have accomplished many of our key objectives. In fact, we have taken significant steps to improve our business both before and after filing Chapter 11. These steps include:

•	obtaining price increases and fuel surcharge relief from our major customers in an environment where our largest customers face their own financial challenges;

•	significantly reducing annual costs related to our non-bargaining employees, including reductions in their benefits, freezing of their pension plan, eliminating contributions to their 401(k) retirement plan and requiring mandatory, non-paid furloughs;

•	selling non-core assets, such as our carhaul businesses in the United Kingdom and Brazil;

•	selling property in Windsor, Ontario and in Georgetown, Kentucky;

•	exiting non-performing terminal operations;

•	exiting non-performing customer contracts and locations;

•	rejecting unprofitable contracts, including severance agreements;

•	significantly reducing non-bargaining staff levels; and

•	whenever possible, negotiating vendor cost reductions.
•	One objective that we have not accomplished is reducing costs under our CBA with the Teamsters in the U.S. In fact, you may recall that in March 2006, we made a proposal to the Teamster bargaining committee to take about $65 million per year out of our cost structure by modifying the current CBA and creating a new, five-year CBA. We made an updated proposal just last week, which also proposes to take about $65 million out of our cost. The changes that we have asked for would reduce the overall compensation of our U.S. Teamster employees by about 19.5%.

•	When thinking about our proposal, also think about the fact that since we filed bankruptcy, the Company has actually paid a 2% wage increase to our U.S. Teamster employees effective July 1, 2006, and a COLA increase of approximately 2.1% in wages in July 1, 2006. We have also paid increases to wages in 2001, 2002, and 2005 and increases to health, welfare and pension contributions in 2001, 2002, 2003, 2004, 2005 and 2006.

•	In fact, since 2001, average compensation to our U.S. Teamster employees has increased by 13.9%. So, although we are asking for U.S. Teamster concessions of 19.5%, in the period since Allied’s turnaround began the average compensation of our U.S. Teamsters has actually increased 13.9%. At the same time, during this same period, average total annual cost for non-bargaining employees has been reduced approximately 25.9%.

•	We recognize and appreciate that our US IBT employees took a 10% wage reduction in the months of May and June 2006 when the court agreed with the Company that such reductions were required in order to allow the Company to stay in business during a temporary liquidity crisis. However, this short-term relief did not address the cost reductions and work rule changes which will be necessary for the Company to emerge from bankruptcy.

•	The terms of our current proposal call for modifications to the current CBA to form a new, 5-year agreement with the U.S. Teamsters that includes the following important elements:
•	elimination of all future wage increases, all cost of living adjustments, and all increases in pension and health & welfare contribution rates set forth in the current CBA;

•	implementation of a 2.8% wage reduction in all wage elements. Wages would remain frozen at the reduced level for the first four years of the new CBA; at the beginning of the fifth year of the new CBA, wages would be returned to their current level;

•	establishing, as soon as administratively possible, a health plan administered by Allied with substantially identical levels of coverage to those provided to non-bargaining employees of Allied; bargaining employees represented by the United States Teamsters would have the option of participating in the health plan and would contribute to the premiums for this plan at the same rate as Allied’s non-bargaining employees in the U.S.;

•	establishing, as soon as administratively possible, a 401(k) or other similar retirement savings plan in which Allied’s bargaining employees represented by the United States Teamsters may participate; Allied would make a monthly contribution equal to 2% of the employee’s monthly gross wages; in addition, Allied would cease contributions to all pension plans in which bargaining employees represented by the United States Teamsters participate; and

•	implementation of several important operational changes.
•	Any economic or work rule concessions are tough on our people and difficult to agree to. I am sure these terms sound harsh to our U.S. IBT employees. However, you should know that these proposed changes were designed to get the Company the savings it needs by matching the sacrifices proposed to U.S. IBT employees to the sacrifices already made by the Company’s non-bargaining employees. In other words, we are asking our U.S. Teamster employees to do what our non-bargaining employees have already done.

•	While the terms of our proposal, which I just outlined, are very specific as to changes, we have continued to let the Teamster bargaining committee and Teamster leaders know that we are prepared to discuss alternatives to the contract modifications we have proposed.

•	We are open to any changes to the contract that will get the company the savings it needs to survive. While we have proposed specific changes, we are absolutely willing to obtain the savings through different changes to the contract if that is what our U.S. Teamster employees would prefer.

•	For example, although we have asked for changes to our pension plan contributions, we have also continually stated to the Teamster bargaining committee that we are willing to accept changes which do not alter the contributions we make to any of the Teamster pension plans for any of our employees. We are certainly willing to consider modifications to the agreement which do not impact Teamster pension plans in any way.
•	Although the Company is willing to be flexible in how the CBA is modified, it is critical that the modifications are achieved. The Company will not be in a position to emerge successfully from bankruptcy unless longer-term changes are made to the CBA, which reduce our current costs, eliminate future cost increases and change certain work rules. These changes will allow the Company to reinvest in our aging fleet and slow the loss of our business to competitors.

•	Of course, I don’t need to tell our drivers about the threat of non-union competition. We have all seen the increased number of non-union rigs at customer locations, including our largest customers, and we have lost business and bargaining unit jobs to these non-union competitors. Further, I know all of our employees are aware of the ongoing problems confronting the U.S. auto industry, particularly at GM, Ford and DaimlerChrysler.

•	Given the financial condition, reduced production volumes and plant closings at our largest customers coupled with the threat of non-union competition, we must improve the Company’s business model if we are to remain a leading competitor in the industry.

•	Support from the U.S. Teamsters, and—more importantly—the employees they represent, is required for the Company to emerge successfully, and to become a stronger competitor so that we can protect both union and non-union jobs.

•	I regret to report that although we have been negotiating with the Teamsters in the U.S since March of last year, we have not been successful in our efforts to obtain the support we need for Allied to emerge successfully from Chapter 11.

•	We believe we have clearly demonstrated that the changes we are asking for are necessary to allow the Company to emerge from bankruptcy and survive.

•	Despite the many efforts we have made to obtain an agreement with the U.S. Teamster bargaining committee to modify the contract, the Teamsters have thus far been unwilling to agree to the changes we need.

•	The Company has been in a very expensive bankruptcy process for too long and is rapidly running out of time to try and negotiate concessions from the union.

•	Last Friday, the Company asked the bankruptcy court to allow us to reject our collective bargaining agreement with the IBT in the U.S. We expect the court to rule on our request within the next 50 days. If the judge grants the motion, the company will implement its most current proposal.

•	Filing this motion was a step that we hoped we would never have to take, which I think is evident from the fact that we attempted to negotiate with the U.S. Teamster bargaining committee for nearly 11 months before we submitted our request to the court to reject the CBA.
•	Now that we have filed this motion in the court, it is important that all of our employees know that the Company is still prepared to meet with Teamster representatives to quickly negotiate changes to the contract within the next 50 days.

•	To be clear, we would much rather negotiate the necessary changes to our agreement with the Teamster bargaining committee than put the matter in the hands of the court, and we stand ready to negotiate. We hope that the Teamster bargaining committee will continue to meet with us and try to reach an agreement during the period the court is considering our motion. We think a negotiated agreement would be a much better outcome for the Company and our employees.

•	For instance, agreeing to changes through negotiations can prevent anything from happening to Company contributions to the Teamster pension plans.

•	On the other hand, if the court ultimately permits the Company to reject the contract, the Company must cease making contributions to the U.S. Teamster pension plans and will automatically be withdrawn from those pension plans. We don’t know what would then happen to our Teamster employees’ pension benefits.

•	Simply stated, under the Company’s current plan the only way the Company can continue its contributions to the pension plans of its Teamster represented employees in the U.S. is if Allied and the Teamsters are able to negotiate an agreement before the court rules on our motion to reject the CBA.

•	During the next few weeks, there will be hearings on our motion which will determine whether the Company can reject the CBA and implement its proposal to the U.S. Teamsters. We believe that a number of important issues and evidence relating to the Company’s efforts to emerge from bankruptcy will be shared with the court, including:
i.	the facts regarding the many things the Company has done to try and emerge from bankruptcy, including efforts to lower our non-U.S. Teamster costs and increase the rates paid by our customers,

ii.	the facts regarding the many sacrifices which have been made and continue to be made by our other non-U.S. Teamster employees in an effort to allow the Company to emerge from bankruptcy;

iii.	the significant financial needs which the Company still has today—including the need to invest in our aging fleet of rigs—which must be addressed by lowering the costs associated with our U.S. Teamster employees.

•	While the court is considering whether Allied can reject the contract, we believe Allied and the IBT MUST do everything they can to reach an agreement regarding changes to the contract—changes that allow us to survive. Only this way can we guarantee the survival of the Company and the jobs of all of our U.S. Teamster employees and all other Allied employees. The Company is prepared to continue to meet.

•	If we can’t reach an agreement and the judge grants our motion to reject the contract, the Company will implement its proposed terms and we hope that our U.S. Teamster employees will accept these changes and continue to work.

•	However, should our U.S. Teamster employees choose instead to strike, we have no current plans to continue to operate and will be forced to shut down the Company.

•	Let me repeat that: The Company currently has no plans which will allow it to continue to operate in the event of a strike. If we can not reach an agreement with the IBT, and as a result are forced to reject the CBA, and if our U.S. Teamster employees then choose to strike rather than work under the terms of our proposal, we will be forced to shut down the Company.

•	You may be asking yourself, “What if you reject the CBA, impose new terms to save the Company and your employees do not continue to work? If rejecting the CBA might cause a strike that the Company does not believe it can survive, then why try to reject the contract?”

•	The answer is simple: We are between a rock and a hard place, and we have limited choices:
•	We can do nothing and face the certain death of our Company, or

•	We can do something and have a fighting chance at survival.

•	Doing something in this case means filing the motion to reject the CBA with the U.S. Teamsters and trying to reach a negotiated agreement in the next 50 days before the judge makes a decision.

•	If we don’t reach an agreement with the U.S. Teamster bargaining committee and the judge approves our motion to reject we will implement our proposed terms. We hope that our U.S. Teamster employees would accept those terms and continue to work.

•	If our U.S. Teamster employees decide to strike instead of working under these terms, the Company has no plans to continue to operate.

•	However, if we are able to reach agreement with the U.S. Teamsters bargaining committee, we will add the Teamsters’ support to the customer price increases and cost reductions we have already achieved and Allied will emerge from bankruptcy as a stronger, more competitive and more secure company.

•	Given the circumstances, you can expect the coming weeks to be challenging.

•	Let’s make sure we continue to treat one another with dignity and respect, including respect for the Company and the Teamsters Union, in a manner consistent with the historical values of our Company.

•	In the coming days, do your best to stay focused on our work, our customers, and delivering great service, and don’t lose hope. There is still time for us to work with elected Teamster officials to negotiate acceptable changes to the contract that will enable Allied to emerge and survive.